Exhibit 23.2
LEE KEELING AND ASSOCIATES, INC.
PETROLEUM CONSULTANTS

TULSA OFFICE
First Place Tower
15 East Fifth Street Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 Fax: (918) 587-2881

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the use of the name “Lee Keeling and Associates, Inc.” and to references to, the inclusion of, and incorporation by reference in, the registration statements (Nos. 333-178587, 333-43223, 333-45568, 333-124693, 333-197222 and 333-197223) on Form S-8 and in the registration statements (Nos. 333-176522, 333-180070 and 333-192779) on Form S-3 of Harbinger Group Inc. of, Lee Keeling and Associates, Inc.’s report dated November 6, 2014, which appears as an exhibit to the annual report on Form 10-K of Harbinger Group Inc. for the fiscal year ended September 30, 2014.

/s/_ Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.
Tulsa, Oklahoma
November 21, 2014